OPTION AGREEMENT


                                 by and between


                              T CELL SCIENCES, INC.


                                       and


                               NOVARTIS PHARMA AG


                          Dated as of October 13, 1997

                                TABLE OF CONTENTS
                                -----------------


ARTICLE  I        DEFINITIONS................................................................2


ARTICLE II        GRANT OF OPTION............................................................7

                     2.1  Option.............................................................7
                     2.2  Sub-licensing......................................................7
                     2.3  Rights in Japan....................................................8
                     2.4  Exercising the Option..............................................9
                     2.5  Delivery of Schedules to the Stock Purchase Agreement.............11


ARTICLE III       OPTION PAYMENT............................................................11


ARTICLE IV        EXTENSION OF OPTION PERIOD................................................12

                     4.1  Extension of the Option Period....................................12
                     4.2  Consideration for Extension of the Option Period..................12


ARTICLE V         SUPPLY OF TP-10 DURING OPTION PERIOD......................................13


ARTICLE VI        TRANSFER OF KNOW-HOW......................................................13


ARTICLE VII       INDEMNIFICATION AND HOLD HARMLESS.........................................14

                     7.1  Novartis Indemnity................................................14
                     7.2  TCS Indemnity.....................................................15
                     7.3  Indemnity Procedure...............................................15
                     7.4  Insurance ........................................................16


ARTICLE VIII      CONFIDENTIALITY...........................................................16

                     8.1  Confidentiality Obligations.......................................16
                     8.2   Prior Confidentality Agreements..................................17
                     8.2  Public Announcement...............................................18


ARTICLE IX        CLEARANCE OF PUBLICATIONS.................................................18


ARTICLE X         OWNERSHIP OF PATENT RIGHTS AND KNOW-HOW...................................19


ARTICLE XI        NOTICES...................................................................19


ARTICLE XII       TERM OF THIS AGREEMENT....................................................21


ARTICLE XIII      TERMINATION OF THIS AGREEMENT.............................................21

                     13.1   Termination by NOVARTIS.........................................21
                     13.2   Termination for Breach..........................................21
                     13.3   Termination for Insolvency......................................21
                     13.4   Effect of Termination or Expiry of Option.......................22




ARTICLE XIV       SURVIVABILITY.............................................................22


ARTICLE XV        RIGHT TO EXTEND TO AFFILIATES.............................................23


ARTICLE XVI       ASSIGNMENT................................................................23


ARTICLE XVII      MUTUAL REPRESENTATIONS AND WARRANTIES.....................................23

                     17.1   Representations and Warranties..................................23
                     17.2   Representation and Warranties of TCS............................24
                     17.3   Warranties of Novartis..........................................25
                     17.4   Exclusion of Warranties.........................................25
                     17.5   Exclusion of Consequential Loss.................................26


ARTICLE XVIII     ARBITRATION AND CONSTRUCTION..............................................26

                     18.1   Law.............................................................26
                     18.2   Dispute Resolution..............................................26
                     18.3   Arbitration.....................................................27


ARTICLE XIX       FORCE MAJEURE.............................................................27


ARTICLE XX        MISCELLANEOUS.............................................................28

                     20.1   Severability....................................................28
                     20.2   No Exclusion of Legal Rights....................................28
                     20.3   Survival........................................................28
                     20.4   Entire Agreement................................................29
                     20.5   No License......................................................29
                     20.6   Adverse Event Reporting.........................................29
                     20.7   Waiver..........................................................30
                     20.8   Relationship to the Parties.....................................30
                     20.9   Language........................................................30
                     20.10  Titles..........................................................31


                                   APPENDICES
                                   ----------


APPENDIX A        LICENSE AGREEMENT........................................................A-1


APPENDIX B        LICENSED PROTEIN.........................................................A-2


APPENDIX C        TCS PATENT...............................................................A-3


APPENDIX D        SAMPLE INVOICE...........................................................A-4


APPENDIX E        LIST OF CONTRACTING AGREEMENTS...........................................A-5


APPENDIX F        JAPAN PATENTS............................................................A-6


APPENDIX G        STOCK PURCHASE AGREEMENT.................................................A-7


                                OPTION AGREEMENT

         THIS AGREEMENT, made and entered into as of October 13, 1997 (the "Effective Date") by and between T CELL SCIENCES, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A., having its principal offices at 119 Fourth Avenue, Needham, MA 02194, U.S.A. (hereinafter referred to as "TCS") and NOVARTIS PHARMA AG, a corporation organized and existing under the laws of Switzerland, having its principal offices at Lichstrasse 35, CH-4002 Basel, Switzerland (hereinafter referred to as "Novartis").

         WHEREAS TCS owns or controls and/or has the right to grant licenses to certain patent rights and know-how relating to a protein known as soluble complement receptor type 1 ("sCR1") and derivatives thereof, methods of their production, including recombinant methods employing genes coding for their expression, and human therapeutic uses thereof, including uses of such genes in gene therapy or genetically modified organs and tissues; and

         WHEREAS Novartis wishes to evaluate its interest in undertaking, independently and at its own cost, expense and risk, further developmental studies of such protein, derivatives or genes with the objective of developing products for use in the Field (as hereinafter defined), including both allotransplantation (i.e., same species), and more particularly, xenotransplantation (i.e., cross-species); and

         WHEREAS Novartis wishes to obtain from TCS and TCS wishes to grant to Novartis an exclusive option to enter into an exclusive worldwide license relating to such protein, derivatives and genes and their use in the Field.

                                   WITNESSETH
                                   ----------

         NOW, THEREFORE in consideration of the covenants and obligations hereinafter contained and intending to be legally bound the Parties (as hereinafter defined) do hereby agree as follows:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

         Unless specifically provided otherwise, the terms in this Agreement with initial letters capitalized, whether used in the singular or plural, shall have the meaning set forth below or the meaning as designated in places throughout the Agreement.

1.1 "Affiliate" of any Party shall mean any corporation or other business entity controlling, controlled by or under common control with such Party. "Control" (including "controlling", "controlled by" and "under common control with") of any Party, corporation or other business entity shall mean the direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of such corporation or other business entity or such other direct or indirect interest or relationship as in fact constitutes actual control.

1.2 "Effective Date" shall mean the date first set forth above.

1.3 "Field" shall mean transplantation, including both allotransplantation and xenotransplantation, in humans. The Field shall not extend to genetically modified cells expressing Licensed Protein for the purpose of treating diseases not associated with the maintenance and/or sustenance of an organ or tissue transplanted for the purpose of supplementing or replacing non functional or dysfunctional organ and/or tissue.

1.4 "Japan Agreement" shall mean the Product Development and Joint License Agreement, dated as of January 23, 1990, by and among TCS, SB (as hereinafter defined) and YPC (as hereinafter defined).

1.5 "Japan Patents" shall mean the patents listed in Appendix F hereto.

1.6 "Japan Technology" shall mean any and all information which relates to TP10-HD and the injectable non-colloidal dose form of TP10-HD sold for therapeutic use in humans including without limitation biological, pharmacological, preclinical, clinical, chemical, biochemical, toxicological, manufacturing and formulation information, data and developments, whether or not capable of precise separate description but which alone or when accumulated is or may be useful in the study, testing, development, production, formulation or use of TP10-HD or the injectable non-colloidal dose form of TP10-HD sold for therapeutic use in humans which is known to and/or possessed by TCS during the life of the

Japan Agreement, subject to any obligation of TCS to maintain information of third parties confidential excluding information of third parties obtained under other agreements.

1.7 "Joint Patents" shall mean any patents and patent applications which are or become controlled jointly by Novartis or an Affiliate and TCS or an Affiliate as of the Effective Date or during the term of this Agreement or the License Agreement and relating to Licensed Materials or Licensed Products, their manufacture or use. Joint Patents shall include all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations or registrations thereof and any supplementary or complementary protection certificates and the like.

1.8 "Know-How" shall mean all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information relating to the Licensed Materials or Licensed Products or any improvement including, without limitation: (i) biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, including Monitoring Technology, relevant to the manufacture, use or sale of and/or which may be useful in studying, testing, the development, production, formulation or use of the Licensed Materials or intermediates for the synthesis thereof, or the Licensed Products; and (ii) copies of any IND or NDA or other health registration documents and amendments or supplements thereto filed with the FDA or other governmental, regulatory or health authorities in the Territory and all correspondence to and from such agency relevant to the Licensed Materials or Licensed Products which is known to and/or possessed and/or acquired by TCS, its Affiliates or its licensees ("TCS Know-How") or Novartis, its Affiliates or its sub-licensees ("Novartis Know-How").

1.9 "License Agreement" shall mean the License Agreement attached hereto as Appendix A.

1.10 "Licensed Gene" shall mean a gene, whether natural or man-made, coding for the expression of a Licensed Protein (as hereinafter defined).

1.11 "Licensed Gene Therapy Product" shall mean any product other than a Licensed Organ or Tissue (as hereinafter defined), for use in gene therapy in humans and comprising a Licensed Gene, the manufacture, use or sale of which would, but for a license, constitute infringement of a Valid Claim (as hereinafter defined) of TCS Patents or Joint Patents (as hereinafter defined) or which incorporates or embodies TCS Know-How (as hereinafter defined).

1.12 "Licensed Materials" shall mean Licensed Proteins, Licensed Genes and Licensed Organs or Tissues.

1.13 "Licensed Organ or Tissue" shall mean an organ or tissue, including an animal organ or tissue, which has been genetically modified to insert a Licensed Gene.

1.14 "Licensed Organ or Tissue Product" shall mean a product which is or comprises a Licensed Organ or Tissue, for use in the Field, the manufacture, use or sale of which would, but for a license, constitute infringement of a Valid Claim of TCS Patents or Joint Patents or which incorporates or embodies TCS Know-How.

1.15 "Licensed Products" shall mean Licensed Protein Products, Licensed Gene Therapy Products and Licensed Organs and Tissue Products.

1.16 "Licensed Protein" shall mean sCR1 (having the amino acid sequence identified in Appendix B hereto) and alleles thereof and analogs, fragments or derivatives thereof, whether glycosylated, non-glycosylated or of altered glycosylation (other than derivatives having a carbohydrate moiety which is a ligand for a cell adhesion molecule, such as sialyl Lewis x. Licensed Protein shall include the substance referred to by TCS as "TP-10" also known as "TP10-HD".

1.17 "Licensed Protein Product" shall mean any product, in finished pharmaceutical form, comprising a Licensed Protein, the manufacture, use or sale of which would, but for a license, constitute infringement of a Valid Claim of TCS Patents or Joint Patents, or which incorporates or embodies TCS Know-How.

1.18 "Monitoring Technology" shall mean all technology relating to the detection or monitoring of levels of the Licensed Materials or Licensed Products, or metabolites thereof, in bodily fluids (such as blood), including, without limitation, antibodies (such as monoclonal or polyclonal antibodies), hybridomas, haptens, tracer compounds, immunogens, methods, assays (such as ELISAs, RIAs, FPIAs and other solid phase immunoassays) and kits, and all proprietary data, instructions, processes, formulae, expertise and information relating thereto.

1.19 "Novartis Patents" shall mean any patents and patent applications which are or become owned or controlled by Novartis or an Affiliate thereof as of the Effective Date or during the term of this Agreement or the License Agreement, and relating to the Licensed Materials or Licensed Products, their manufacture or use. Novartis Patents shall include all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations or registrations thereof and any supplementary or complementary protection certificates and the like. Novartis Patents shall also include Novartis' or an Affiliate's share of any Joint Patent or patent rights jointly owned by Novartis or such Affiliate thereof in the event that Novartis or such Affiliate has not acquired the right to license all joint owners' shares under such patent rights.

1.20 "Option Period" shall mean a period of two (2) years from the Effective Date hereof and any extension thereof as set forth in Article 4.

1.21 "Option Year" shall mean a twelve (12) month period commencing on the Effective Date and each twelve (12) month period thereafter during the term of this Agreement.

1.22 "Party" shall mean either TCS or Novartis as the context requires and "Parties" shall mean, collectively, TCS and Novartis.

1.23 "Proprietary Information" shall mean and include, without limitation, information and data of one Party provided to the other in connection with this Agreement, including TCS Know-How, TCS Patents, Novartis Know-How, Novartis Patents, Joint Patents and all other scientific, clinical, regulatory, marketing, financial, and commercial information or data, whether communicated in writing or orally or by other means.

1.24 "Smithkline Agreement" shall mean the Product Development and License Option Agreement, dated as of October 21, 1994, between TCS and SB pursuant to which SB had rights under certain TCS patents in geographic areas other than Japan.

1.25 "Stock Purchase Agreement" shall mean the Stock Purchase Agreement attached hereto as Appendix G.

1.26 "TCS Patents" shall mean all patent and patent applications owned or controlled (with the right to grant sub-licenses) by TCS or an Affiliate thereof, as of the Effective Date or during the term of this Agreement or the License Agreement, and relating to the Licensed Materials or Licensed Products, their manufacture, or their use in the Field. TCS Patents existing as of the Effective Date are set forth in Appendix C and TCS Patents obtained or acquired by, or licensed to TCS or an Affiliate thereof during the term of this Agreement or the License Agreement shall be promptly added to said Appendix. TCS Patents shall include all divisionals, continuations, continuations-in-part, re-examinations, reissues, extensions, registrations and supplementary or complementary certificates and the like. TCS Patents shall also include TCS', or an Affiliate's, share of any Joint Patent or patent rights jointly owned by TCS or such Affiliate thereof in the event that TCS or such Affiliate has not acquired the right to license all joint owners' shares under such patent rights.

1.27 "Territory" shall mean the world.

1.28 "Valid Claim" shall mean a claim from any issued patent which has not been revoked or held invalid or unenforceable by a decision of a court or other government agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

                                   ARTICLE II
                                   ----------

                                 GRANT OF OPTION
                                 ---------------

2.1 Option

         Subject to the terms of this Agreement, TCS hereby grants to Novartis and Novartis hereby accepts the exclusive option to enter into an exclusive, royalty-bearing license, under and to the TCS Patents and TCS Know-How, to (a) develop, have developed, import, make or have made for use, and to use, in the Territory, the Licensed Materials, other than TP10-HD in an injectable non-colloidal dose form in Japan, in the Field, (b) develop, have developed, import, use, make or have made, offer for sale, sell and otherwise distribute in the Territory, Licensed Protein in, or in connection with, Monitoring Technology in the Field and (c) develop, have developed, import, make, have made for use, sale, distribution and offer for sale and to use, sell, distribute and offer to sell in the Territory, the Licensed Products, other than the injectable non-colloidal dose form of TP10-HD in Japan, in the Field (hereinafter referred to as "License"); provided, that, the limitations in the License on rights in Japan are subject to the terms of Section 2.3 hereof and Section 2.3 of the License Agreement. Said exclusive option shall be exercisable in accordance with
Section 2.4 hereof.

2.2 Sub-licensing

         The License shall include the right to sub-license provided that (i) Novartis warrants that any sub-licensee agrees to be bound by the applicable terms of this Agreement; and (ii) Novartis guarantees the performance of any sub-licensee and TCS shall be entitled to treat as a breach of this Agreement by Novartis any failure of performance or lack of performance by any sub-licensee as the case may be, for all purposes and subject to Article 13 hereof. Such sub-license shall not include the right to sub-license.

2.3 Rights in Japan

         (a) Under the terms of the Japan Agreement, TCS granted to Smithkline Beecham, p.l.c. ("SB") and Yamanouchi Pharmaceutical Co., Ltd. ("YPC") the co-exclusive right (including the right to sub-license) to practice under the Japan Patents and Japan Technology to make, have made, use and sell the injectable non-colloidal dose form of TP10-HD sold for therapeutic use in humans in Japan. In the Letter Agreement, dated April 7, 1994, between TCS and SB, terminating the Smithkline Agreement, (i) TCS and SB acknowledged the continuing existence of the Japan Agreement and the need to modify the Japan Agreement in light of the termination of the Smithkline Agreement, and (ii) TCS assumed SB's obligations to YPC under the Japan Agreement.

The Parties acknowledge and agree that, Novartis wishes to obtain from TCS, and TCS wishes to grant to Novartis, an exclusive option to the rights more specifically discussed in Section 2.3(c) below. Towards this end, TCS shall make diligent efforts, during the Option Period to terminate all rights held by SB under the Japan Agreement and to gain for TCS clear title to the rights now held by SB under the Japan Agreement (the "SB Rights"), in such a way as to retain, along with YPC, a co-exclusive right to make, have made, use and sell the injectable non-colloidal dose form of TP10-HD in Japan. All costs and expenses, including but not limited to, payments made to SB and/or YPC, associated with these efforts shall be borne by TCS.

         (b) In the event that TCS is not able to gain clear title to the SB Rights by the end of the first Option Year; provided, that, TCS is not at that time in negotiations which the Parties agree have a reasonable chance of success within the next three (3) months, Novartis shall have the right, beginning at the start of the second Option Year, to enter into negotiations directly with SB and, if necessary, YPC to have the SB Rights revert to TCS. All payments made by Novartis to SB, YPC and TCS in connection with these efforts to gain clear title for TCS to the SB rights, or any of their respective Affiliates or sub-licensees in connection with these negotiations, shall be deducted, at the time the License Agreement and the Stock Purchase Agreement are entered into and the license granted and stock issued, from (i) the down payment to be made by Novartis to TCS pursuant to Section 3.1 of the License Agreement and (ii) if such payments exceed the amount of such down payment, the payment to be made by Novartis to TCS pursuant to Section 1.3 of the Stock Purchase Agreement.

         (c) Upon TCS' obtaining clear title to the SB Rights, the License, as defined in Section 2.1 hereof automatically shall be expanded to include a co-exclusive with YPC, royalty-bearing license, in Japan, under and to the TCS Patents and TCS Know-How, to (i) develop, have developed, import, make or have made for use, and to use TP10-HD in an injectable non-colloidal dose form in the Field and (ii) develop, have developed, import, make, have made for use, sale, distribution and offer for sale and to use, sell, distribute and offer to sell the injectable non-colloidal dose form of TP10-HD in the Field. The Parties agree that, in the event that TCS assumes all of the rights and obligations of SB under the Japan Agreement unless otherwise agreed to by the Parties in writing, TCS shall extend to Novartis, and Novartis shall accept from TCS, pursuant to the License Agreement, all rights required by Novartis to possess the license described above in this paragraph and only those obligations of the Japan Agreement (i) reasonably acceptable to Novartis and (ii) related to the license granted to Novartis under the License Agreement in connection with the injectable non-colloidal dose form of TP10-HD in the Field in Japan. For example, notwithstanding the terms of the Japan Agreement or any renegotiated version of, or amendment to, the Japan Agreement, Novartis shall have no rights or obligations in connection with making, using or selling a Licensed Product or Licensed Protein in, or in connection with, Monitoring Technology outside the Field.

2.4 Exercising the Option

         (a) Updating Representations and Warranties of the Stock Purchase Agreement. During the Option Period, Novartis shall have the right from time to time to notify TCS in writing that it is contemplating exercising the option, and requests TCS to provide it, within five (5) business days, with then current Schedules provided for in Section 2 of the Stock Purchase Agreement, containing such information concerning developments or occurrences since the Effective Date of this Agreement as is necessary to cause the representations and warranties contained in Section 2 of the Stock Purchase Agreement to be true and correct. Such notification by Novartis and receipt of the Schedules as provided for in this paragraph shall not obligate Novartis to exercise its option at that time.

         (b) Exercising the Option. At such time as Novartis decides to exercise the option, Novartis shall notify TCS in writing, and the Parties shall agree upon a time and place for the execution of the License Agreement and the Stock Purchase Agreement and the closing of the sale and purchase of the Shares (as defined in the Stock Purchase Agreement) (the "Closing"). Unless otherwise agreed to by the Parties, the date of the Closing (the "Closing Date") shall be no later than ten (10) business days after the date on which Novartis notifies TCS of its intention to exercise the option.

         (c) The Closing.


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


             (i) Deliveries by TCS. At the Closing, TCS shall deliver to Novartis the following:

                 (A) An opinion of Goodwin, Procter & Hoar, counsel for TCS, in a form reasonably acceptable to Novartis, addressed to Novartis and dated the Closing Date, mirroring the representations and warranties of TCS set forth in Sections 2.1, 2.2(a),(c) and (d), 2.3 (a) and (b)(ii)(iii), 2.4, 2.5 (with respect to governmental agencies and bodies only), 2.7 (last sentence only) of the Stock Purchase Agreement;

                 (B) An executed License Agreement and an executed Stock Purchase Agreement, subject to the same Schedules of exceptions last provided to Novartis pursuant to Section 2.4(a) of this Agreement; and

                 (C) The stock certificate, registered in the name of Novartis, representing the Shares.

             (ii) Deliveries of Novartis. Subject to TCS making the deliveries set forth in Section 2.4(c)(i) of this Agreement, at the Closing, Novartis shall deliver to TCS the following:

                 (A) An executed License Agreement and an executed Stock Purchase Agreement, subject to the same Schedules of exceptions last provided to Novartis pursuant to Section 2.4(a) of this Agreement; and

                 (B) The payments required pursuant to Section 3.1 of the License Agreement and Section 1.3 of the Stock Purchase Agreement.

2.5 Delivery of Schedules to the Stock Purchase Agreement.

Attached as Appendix G hereto is a true and correct set of Schedules provided for in Section 2 of the Stock Purchase Agreement. This set of Schedules is the set which would be attached to the Stock Purchase Agreement if it were executed as of the Effective Date hereof.

                                   ARTICLE III
                                   -----------

                                 OPTION PAYMENT
                                 --------------

         In consideration for the option granted in Section 2.1, Novartis shall pay to TCS xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx per Option Year during the Option Period. The first payment shall be due upon receipt by Novartis of an invoice in the form of Appendix D hereto ("Invoice"), but in no case earlier than the Effective Date, and payable to TCS within thirty (30) days after receipt by Novartis of such Invoice, but in no case earlier than thirty (30) days following the Effective Date. The second payment ("Second Option Payment") shall be due upon receipt by Novartis of the related Invoice, but in no case earlier than on the first day following the end of the first Option Year, and shall be payable to TCS within thirty (30) days after receipt by Novartis of such Invoice, but in no case earlier than the end of the first Option Year. All payments under this Agreement shall be made in United States dollars and shall be paid by wire transfer to a bank account designated by TCS within thirty (30) days after receipt by Novartis of the related Invoices, but in no case earlier than the date due, and the costs of such remittance shall be borne by Novartis. Interest shall accrue on late payments compounded monthly at the prime lending rate for United States dollars as published from time to time in the Wall Street Journal plus two percent (2%) from the date payment fell due until the actual date that payment is received by TCS.


                                   ARTICLE IV
                                   ----------

                           EXTENSION OF OPTION PERIOD
                           --------------------------

4.1 Extension of the Option Period

         Novartis, at its sole discretion, may elect to extend the Option Period for a further term of up to one (1) year in increments ranging from one quarter to one year in duration (i.e., to a total of three (3) years from the Effective
Date) by providing written notice thereof to TCS not less than ninety (90) days prior to expiration of the Option Period or any such extension increment, as appropriate.

4.2 Consideration for Extension of the Option Period

         In consideration for said extension(s), Novartis shall pay to TCS xxxxxxxxxxxx United States dollars xxxxxxxxxxxxxx for a one (1) year extension, or, in the event Novartis elects to extend the Option Period for less than one
(1) full year, a pro rata amount(s) based on xxxxxxxxxxxxx per year. Such payment shall be due upon receipt by Novartis of the related Invoice, but in no case earlier than the first day following the end of the expiration of the initial two (2) year Option Period or any such extension increment, as appropriate, and shall be payable to TCS within thirty (30) days after receipt by Novartis of such Invoice, but in no case earlier than thirty (30) days following the expiration of the initial two
(2) year Option Period or any such extension increment, as appropriate.


                                    ARTICLE V
                                    ---------

                      SUPPLY OF TP-10 DURING OPTION PERIOD
                      ------------------------------------

5.1 TCS shall provide to Novartis, within thirty (30) days after the Effective Date, xxxxxxxxxxxxxxxxx clinical grade TP-10 manufactured in accordance with U.S. GMPs, at no cost to Novartis.

5.2 Novartis agrees during the course of 1998, to supply TCS, at no cost to TCS, with such quantities of clinical grade TP-10 manufactured in accordance with U.S. GMPs as TCS reasonably requires for clinical trials or other research and development purposes outside the Field, up to a maximum of xxxxxxxxxxxxxxxxxxxx.

5.3 In order to facilitate production of such TP-10, TCS hereby assigns to Novartis, and Novartis hereby assumes from TCS, the agreements with third party contractors for the manufacture and quality control release of TP-10 listed on Appendix E hereto ("Contracting Agreements"). Novartis agrees that it shall not make any changes to the terms and conditions of any Contracting Agreement without TCS' prior written consent, which consent shall not be unreasonably withheld, until the earlier of (i) the end of the Option Period and (ii) Novartis' fulfillment of its obligation relating to supplying TP-10 to TCS pursuant to this Article 5.


                                   ARTICLE VI
                                   ----------

                              TRANSFER OF KNOW-HOW
                              --------------------

6.1 Subject to the provisions of Section 8, TCS shall, to the extent it is free to share such information, promptly within three (3) months after the Effective Date disclose to Novartis all TCS Know-How relevant to the Field then in its possession that has not been disclosed prior to the Effective Date. From time to time, during the term of this Agreement, each Party, to the extent such Party is free to share such information, shall make available to the other Party Know-How which the other Party reasonably requires to facilitate, in the case of Novartis, its research, development and commercialization of the Licensed Products and/or Licensed Protein in, or in connection with, Monitoring Technology, in the Field, in the case of TCS, its research, development and commercialization of Licensed Protein outside the Field. TCS shall have an option to obtain from Novartis a license under and to the Novartis Patents and Novartis

Know-How on reasonable terms for such purposes. Each Party shall provide its Know-How to the other Party in the form that it exists. It is expressly understood that, for the purposes of this Article 6 only, Know-How shall exclude all full reports of clinical and non-clinical studies other than those relating to the Licensed Protein, registration files and the like including correspondence with regulatory authorities, and summaries of clinical and non-clinical studies other than those relating to Licensed Protein shall replace full reports.

6.2 During the term of this Agreement, TCS shall not grant to any third party any right or license in or to sCR1sLex in the Field.


                                   ARTICLE VII
                                   -----------

                        INDEMNIFICATION AND HOLD HARMLESS
                        ---------------------------------

7.1 Novartis Indemnity

         Subject to the provisions of Section 7.3, Novartis shall defend and indemnify and hold harmless TCS and its Affiliates and their respective directors, officers, agents and employees from and against any and all losses, liabilities, claims, damages, penalties, fines, costs and expenses (including reasonable legal fees and other litigation costs, regardless of outcome) arising out of any and all governmental or private actions (or their insurers under rights of subrogation or otherwise) that are related in any way (i) to Novartis', its Affiliates' and/or sub-licensees' development, importation, sale, manufacture, storage or use of the Licensed Materials or Licensed Products; (ii) to any claim of failure by Novartis, its Affiliates and/or sub-licensees to comply with governmental requirements relating to the Licensed Materials and/or Licensed Products including, but not limited to, the reporting of adverse events and safety information or (iii) to Novartis', its Affiliates' and/or sub-licensees' negligence or any acts or omissions by Novartis in connection with the Licensed Materials or Licensed Products or in violation of its obligations under this Agreement.

7.2 TCS Indemnity

         Subject to the provisions of Section 7.3, TCS shall defend and indemnify and hold harmless Novartis, its Affiliates and sub-licensees and their respective directors, officers, agents and employees from and against any and all losses, liabilities, claims, damages, penalties, fines, costs and expenses (including reasonable legal fees and other litigation costs, regardless of outcome) arising out of any and all governmental or private actions (or their insurers under rights of subrogation or otherwise) that are related in any way
(i) to the development, manufacture, packaging, storage, use, marketing, promotion, distribution, importation and sale of the Licensed Materials and/or Licensed Products by TCS, any Affiliate of TCS or any licensee of TCS other than Novartis; (ii) to any claim of failure by TCS, any Affiliate of TCS or any licensee of TCS other than Novartis to comply with governmental requirements relating to the Licensed Materials and/or Licensed Products including, but not limited to, the reporting of adverse events and safety information; and (iii) to TCS', its Affiliate's or its licensee's negligence or any acts or omissions by TCS, its Affiliate or any sub-licensee of TCS other than Novartis in connection with the Licensed Materials or Licensed Products or in violation of its obligations under this Agreement.

7.3 Indemnity Procedure

         The Party to be indemnified (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing promptly, but no later than fifteen (15) days after becoming aware, of any claims, suits, actions or proceedings made or instituted against it or which may be made or instituted against it in respect of which indemnification may be sought hereunder. The Indemnitee shall cooperate with the Indemnitor in the defense of any claim. The Indemnitor shall have the right to select defense counsel and direct the defense or settlement of any such claim or suit. The Indemnitee shall have the right to select and obtain representation by separate legal counsel, at its own expense.

7.4 Insurance

         (a) TCS hereby warrants that it maintains a policy or program of insurance at levels no less than one million United States dollars ($1,000,000) for each occurrence and in the aggregate, to support the indemnification obligations assumed under this Article 7.

         (b) Novartis hereby warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed under this Article 7.


                                  ARTICLE VIII
                                  ------------

                                 CONFIDENTIALITY
                                 ---------------

8.1 Confidentiality Obligations

         Each Party shall receive and keep all Proprietary Information in complete confidence in the same manner and with the same protection as such Party maintains for its own proprietary information and hereby covenants not to use such Proprietary Information or any part of it except for the purposes of this Agreement or disclose or make such Proprietary Information or any part of it available to third parties except:

         (a) to its employees, Affiliates and responsible sub-contractors or agents (including attorneys) who require such Proprietary Information for the express purposes of this Agreement and who are bound in writing to the receiving Party in a manner consistent with the confidentiality provisions of this Agreement; provided, that, TCS shall not have the right to share Novartis Proprietary Information in the Field with any of TCS' sub-licensees without the prior written consent of Novartis;

         (b) for disclosure to governmental health or regulatory agencies for the purpose of obtaining and maintaining any necessary regulatory approvals for the Licensed Materials or Licensed Products in the Territory (and then, to the fullest extent possible, only under conditions of confidentiality);

         (c) to the extent that the disclosing Party may agree in writing;

         (d) to the extent that such can be clearly demonstrated by prior written documents in its possession to be known to the receiving Party or an Affiliate of the receiving Party from a source other than the disclosing Party or an Affiliate of the disclosing Party who is not in breach or default of any confidentiality obligation to the disclosing Party or an Affiliate of the disclosing Party at the time of receipt from the disclosing Party hereunder;

         (e) to the extent that such is a matter of public knowledge at the time of disclosure hereunder or becomes a matter of public knowledge other than by breach of this Agreement by the receiving Party, its employees or anyone that received Proprietary Information from the receiving Party;

         (f) to the extent that it is required by law or bona fide legal process to be disclosed (and then, to the fullest extent possible, only under conditions of confidentiality).

         Each Party specifically agrees that, except as shall be necessary for governmental notification purposes or to comply with applicable laws and regulations, it will not provide a copy of this Agreement, the License Agreement, the Stock Purchase Agreement or any other related agreement to any third party except its employees, Affiliates and responsible sub-contractors or agents (including attorneys) who require such copy for the express purposes of this Agreement and who are bound in writing to the Party providing the copy in a manner consistent with the confidentiality provisions of this Agreement without the prior written consent of the other Party hereto.

8.2 Prior Confidentiality Agreements

         Proprietary Information disclosed by either Party to the other Party prior to the Effective Date of this Agreement under any previous agreements between TCS and Sandoz Pharma Ltd shall be treated as Proprietary Information under this Article 8 notwithstanding the expiration of the prior Confidentiality Agreements. All Proprietary Information disclosed by either Party to the other Party after the Effective Date of this Agreement shall be governed by this
Article 8.

8.3 Public Announcement

         Except as shall be necessary for governmental notification purposes or to comply with applicable laws and regulations, and except as otherwise agreed to by the Parties in writing, the Parties agree to keep the existence of this Agreement, the transactions contemplated hereby, and any proposed termination hereof strictly confidential. The Parties shall agree upon the text of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date. Prior to making any subsequent public announcements regarding this Agreement or the transactions contemplated herein, each Party agrees to provide the other Party with a reasonable opportunity to review and comment upon such proposed announcement. Written agreement between the Parties shall be required prior to release of any such subsequent public announcement and such agreement shall not be unreasonably withheld.


                                   ARTICLE IX
                                   ----------

                            CLEARANCE OF PUBLICATIONS
                            -------------------------

         If either Party wishes to make any written or oral public disclosure (e.g., speeches or publications in scientific journals or other publications) relating to the Licensed Materials or Licensed Products in the Field, whether or not such disclosure involves the disclosure of Proprietary Information of the other Party, the Party seeking to make such public disclosure (the "Disclosing Party") shall provide the other Party with details of the proposed written or oral public disclosure and/or an advance copy of any proposed publication thirty
(30) days prior to the earlier of (i) the intended date of release or (ii) the submission of written text or abstract of a speech for oral presentation or of written material for publication. The other Party shall have thirty (30) days to make any comments or recommend any changes it reasonably believes are necessary to preserve intellectual property rights or Proprietary Information and the incorporation of such changes shall not be unreasonably refused by the Disclosing Party; and if such other Party informs the Disclosing Party within thirty (30) days of receipt of an advance notice of an oral public disclosure or copy of a proposed publication (i) that such public disclosure or publication, in its reasonable judgment, is expected to have a materially adverse effect on its intellectual property rights or Proprietary Information, or (ii) of some other reasonable objection, the Disclosing Party shall use its best efforts to delay or prevent public disclosure or such publication. Such delay shall be sufficiently long as to permit the timely preparation and filing of patent applications if the reason given by the other Party for delaying public disclosure or publication is that it would disclose patentable inventions.


                                    ARTICLE X
                                    ---------

                     OWNERSHIP OF PATENT RIGHTS AND KNOW-HOW
                     ---------------------------------------

         Know-How and any resulting inventions (whether patentable or not) which are made, conceived, reduced to practice or generated solely by TCS' employees or agents including TCS Patents shall belong exclusively to TCS. Know-How and any resulting inventions (whether patentable or not) which are made, conceived, reduced to practice or generated solely by Novartis' employees or agents including Novartis Patents shall belong exclusively to Novartis. TCS and Novartis shall each own a fifty percent (50%) undivided interest in any Know-How and any resulting inventions (whether patentable or not) made, conceived, reduced to practice or generated (i) jointly by employees, agents or other persons acting on behalf of both Parties including Joint Patents or (ii) either solely by TCS' employees or agents or jointly by employees, agents or other persons acting on behalf of both Parties while carrying out activities under the terms of Section
4.2 of the License Agreement. Subject to the terms of this Agreement, each joint owner may make, use and sell jointly owned inventions, discoveries, Know-How including Joint Patents without accounting to the other joint owner in accordance with its undivided rights hereunder.


                                   ARTICLE XI
                                   ----------

                                     NOTICES
                                     -------

11.1 Any notice or other communication required or permitted to be given or made hereunder shall be in writing in the English language and shall be deemed to have been duly given if sent by registered air mail (return receipt requested), facsimile letter or delivered by hand to the Party to whom such notice or communication is required or permitted to be given. Any such notice or other communications, if mailed, shall be considered given or made when mailed, as evidenced by the postmark at point of mailing. If sent by facsimile letter such notice shall be deemed to have been given on the date that it is sent provided that a confirmatory copy of the facsimile letter is mailed on the same day as the facsimile letter is sent to the receiving Party. If delivered by hand, any such notice or communication shall be considered given when delivered.

11.2 All notices to TCS or to any transferee or designee of TCS, pursuant to this Agreement shall be addressed as follows:

                  T Cell Sciences, Inc.
                  119 Fourth Avenue
                  Needham, MA 02194
                  U.S.A.
                  Facsimile: xxxxx
                  Attention: xxxxx

11.3 All notices to Novartis shall be addressed as follows:

                  Novartis Pharma AG
                  Lichstrasse 35
                  Post Office Box
                  CH-4002 Basel
                  Switzerland
                  Facsimile: xxxxx
                  Attention: xxxxx

With copy to:

                  Novartis Pharma AG
                  Lichstrasse 35
                  Post Office Box
                  CH-4002 Basel
                  Switzerland
                  Facsimile: xxxxx
                  Attention: xxxxx


11.4 Either Party may change the address to which notice and other communications to it are to be given by notice as provided herein.


                                   ARTICLE XII
                                   -----------

                             TERM OF THIS AGREEMENT
                             ----------------------

         Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date hereof and shall continue in full force and effect until the expiration of the Option Period.


                                  ARTICLE XIII
                                  ------------

                          TERMINATION OF THIS AGREEMENT
                          -----------------------------

13.1 Termination by Novartis

         Novartis may terminate this Agreement in its sole discretion effective the end of the first Option Year by giving TCS ninety (90) days' prior written notice.

13.2 Termination for Breach

  In the event that either Party shall be in breach of any material obligation hereunder, the non-breaching Party shall give written notice to the other Party specifying the claimed particulars of such breach, and in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued, within sixty
(60) days following the date of such written notification, the non-breaching Party shall have the right thereafter to terminate this Agreement by giving thirty (30) days' prior written notice to the other Party to such effect.

13.3 Termination in Insolvency

         Either Party shall have the right to terminate this Agreement effective upon written notice to the other Party in the event the non-notifying Party becomes insolvent, or makes an assignment for the benefit of creditors, or has a receiver or trustee appointed for substantially all of its property or in the event that voluntary or involuntary bankruptcy proceedings are instituted against the non-notifying Party or on the non-notifying Party's behalf.

13.4 Effect of Termination or Expiry of Option

         Upon termination of this Agreement for whatever reason or upon Novartis' election not to exercise its option during the Option Period or Novartis' failure to exercise its option during the Option Period (i) all rights granted to Novartis under this Agreement shall terminate and (ii) except as provided below, each Party shall return to the other Party all tangible materials comprising Proprietary Information of the other Party except that each Party may retain one (1) copy of such Proprietary Information of the other Party in its legal department in order to ascertain its continuing obligations under
Article 8. Upon termination of this Agreement for any reason other than termination by Novartis for TCS' breach pursuant to Section 13.2 or upon Novartis' election not to exercise its option during the Option Period or Novartis' failure to exercise its option during the Option Period, Novartis shall, at TCS' request, grant to TCS or its designee a non-exclusive, royalty free license with the right to sub-license under and to the Novartis Patents and Novartis Know-How relating to the Licensed Protein or a Licensed Protein Product which exist at the time of termination.

         In the event of termination by Novartis pursuant to Section 13.1 or
13.2 during the first Option Year, Novartis will not be required to pay to TCS the Second Option Payment pursuant to Article 3.


                                   ARTICLE XIV
                                   -----------

                                  SURVIVABILITY
                                  -------------

         Termination or expiry of this Agreement in whole or in part shall not relieve the Parties of any obligation accruing prior to the effective date of termination or expiry or with respect to limiting disclosure and use of Proprietary Information.

                                   ARTICLE XV
                                   ----------

                          RIGHT TO EXTEND TO AFFILIATES
                          -----------------------------

         Either Party shall have the right to extend all or part of the rights granted in this Agreement to any of its Affiliates; provided, that such Party shall not then be in default with respect to any of its obligations under this Agreement. All the terms and provisions of this Agreement, except this right to extend, shall apply to such Affiliate to which this option has been extended to the same extent as they apply to either of Novartis or TCS, as the case may be.


                                   ARTICLE XVI
                                   -----------

                                   ASSIGNMENT
                                   ----------

         Unless consent in writing is first obtained from the other Party, such consent not to be unreasonably withheld, this Agreement and the rights granted herein shall not be assignable by either Party hereto, except to a successor to all or substantially all of its pharmaceutical or biotechnology business. Any attempted assignment without consent shall be void. Notwithstanding the foregoing, the Parties agree that Novartis shall have the right to assign this Agreement to an Affiliate without TCS' consent. Any permitted assigns shall assume all obligations of its assignor under this Agreement; provided, that the assignor shall remain primarily liable under this Agreement.


                                  ARTICLE XVII
                                  ------------

                      MUTUAL REPRESENTATIONS AND WARRANTIES
                      -------------------------------------

17.1 Representations and Warranties

         Each Party hereby represents and warrants for itself as follows:

         (a) It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation with the full power to conduct its affairs as currently conducted and contemplated in this Agreement.

         (b) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws; or
(iii) result in a breach of, or constitute a default under, any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         (c) No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement, except as provided herein.

         (d) This Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions.

         (e) It is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

         (f) Any clinical investigations carried out with respect to any Licensed Material or Licensed Product shall be conducted in accordance with good manufacturing practices and good clinical practices applicable in the jurisdiction in which such investigation is conducted, including but not limited to, EEC and FDA good manufacturing and good clinical practice.

17.2 Representation and Warranties of TCS.

         (a) TCS warrants that it has no information as of the Effective Date of this Agreement to indicate that Novartis would not be free to make or have made for use or sale in the Field, or to use and sell in the Field, in the Territory, in accordance with the rights granted under Section 2.1 of this Agreement, Licensed Materials and Licensed Products, without infringing any third-party patent or any patent right of any Affiliate or parent company of TCS.

         (b) TCS represents that as of the Effective Date it owns or possesses all right, title and interest in and to the TCS Patents and the TCS Know-How, in the sense of being able to convey to Novartis an exclusive license thereunder in the Field in the Territory, in accordance with the rights granted under Section 2.1 of this Agreement, other than with respect to the injectable non-colloidal dose form of TP10-HD in the Field in Japan.

         (c) The representations and warranties of TCS set forth in the Stock Purchase Agreement, when read together with the set of Schedules to the Stock Purchase Agreement attached hereto as Appendix G, are true and correct as of the Effective Date hereof.

17.3 Warranties of Novartis

         Novartis hereby warrants that the clinical grade TP-10 supplied by Novartis to TCS pursuant to Article 5 of this Agreement shall be manufactured in accordance with United States good manufacturing practices.

17.4 Exclusion of Warranties

         Except as otherwise specifically set forth in this Agreement, neither Party makes any representation, extends any warranties of any kind, either express or implied, and assumes any responsibilities whatever with respect, in particular (i) to the validity or scope of the TCS Patents, the TCS Know-How or the Novartis Know-How; or (ii) that exploitation of the TCS Patents and the TCS Know-How or the manufacture or use of the Licensed Materials or the manufacture, use, sale, distribution or marketing of the Licensed Products will not infringe the patent or other intellectual property rights of third parties.

17.5 Exclusion of Consequential Loss

         Notwithstanding any provisions to the contrary in this Agreement, in no event (including fault, negligence or strict liability of either Party) shall either Party be liable to the other for indirect, incidental, consequential, special, punitive or exemplary damages, loss of profit or loss of use related to any claim, cause of action, proceeding or judgment arising in connection with this Agreement.

                                  ARTICLE XVIII
                                  -------------

                          ARBITRATION AND CONSTRUCTION
                          ----------------------------

18.1 Law

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

18.2 Dispute Resolution

         Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof which cannot be settled within three (3) months of it having arisen shall be submitted to the respective President or General Manager of each Party and if, within thirty (30) days or such other period as may be agreed upon between the Parties following such reference, the dispute remains unresolved, it shall be settled on application by either Party by arbitration conducted in the English language, in New York City, New York in accordance with the then-existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

18.3 Arbitration

         In any arbitration pursuant to this Article the award shall be rendered by a majority of three (3) arbitrators, one (1) of whom shall be appointed by each Party and the third of whom shall be appointed by mutual agreement of the two (2) Party-appointed arbitrators. In the event of failure of a Party to appoint an arbitrator within sixty (60) days after commencement of the arbitration proceeding or in the event of failure of the two (2) Party-appointed arbitrators to agree upon the appointment of the third arbitrator within sixty
(60) days after commencement of the arbitration proceeding, such arbitrator shall be appointed by the American Arbitration Association in accordance with the then-existing Rules. The arbitrators shall apply the governing law set forth in Section 18.1, and shall be required to give their conclusions in writing, with an explanation of the facts and law on which they were based. The Parties agree that the service of any notice in the course of such arbitration at their respective addresses as provided for in Article 11 shall be valid and sufficient.


                                   ARTICLE XIX
                                   -----------

                                  FORCE MAJEURE
                                  -------------

         Each of the Parties hereto shall be excused from the performance of its obligations hereunder in any country or countries of the Territory in the event such performance is prevented by force majeure, and such excuse shall continue as long as the condition constituting such force majeure continues plus thirty
(30) days after the termination of such condition. For the purpose of this Agreement, force majeure is defined as follows: causes beyond the reasonable control of Novartis or TCS (as the case may be), including, without limitation, acts of God, acts, regulations or laws of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbances (whether or not any such labor disturbance is within the power of the affected Party to settle), epidemic, and failure of suppliers, public utilities or common carriers. In the event of force majeure lasting more than six (6) months, the Parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances prevailing in such country or countries and if the Parties are unable to agree upon how the Agreement can be implemented then either Party may terminate the Agreement in relation to such country or countries upon thirty (30) days' written notice.

                                   ARTICLE XX
                                   ----------

                                  MISCELLANEOUS
                                  -------------

20.1 Severability

         Should any part or provision of this Agreement be held unenforceable or in violation of or in conflict with any applicable law or regulation of any jurisdiction, the invalid or unenforceable provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose and economic benefit of such part or provision in a valid and enforceable manner, and the balance of this Agreement (including any such replacement provision) shall continue in full force and effect and be binding upon the Parties hereto. To implement the requirements of this Section 20.1, Novartis and TCS agree to endeavor in good faith to agree upon the wording of any replacement provision. If no agreement is reached within ninety (90) days after written request by one Party for the replacement of any such provision, the rewording and replacement thereof shall be subject to arbitration in accordance with Article 18 and both Parties hereto shall be deemed to have entered into and be bound by this Agreement as so amended by the arbitrators.

20.2 No Exclusion of Legal Rights

         Nothing in this Agreement is intended to nor shall it have the effect of excluding, modifying or restricting any right or remedy available under any relevant law which, by virtue of any such law, cannot be excluded, modified or restricted.

20.3 Survival

         Articles 5, 7, 8, 9 (with respect to written or oral public disclosures containing information generated during the term of this Agreement only), 13.4, 14, 17.4, 17.5 and 18 shall be in force during the term of this Agreement and any extension hereof and shall survive termination or expiration (as the case may be) of this Agreement and shall remain in full force and effect. The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall nonetheless be controlling on, and shall be used in construing and interpreting the rights and obligations of the Parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

20.4 Entire Agreement

         This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings and representations whether written or oral including, but not limited to, prior Confidentiality Agreements between TCS and Sandoz Pharma Ltd and such Confidentiality Agreements shall be terminated upon the Effective Date of this Agreement. The Parties' obligations of confidentiality, non-disclosure and non-use under the Confidentiality Agreements shall continue with respect to confidential information disclosed prior to their termination, and shall be subject to the provisions of Article 8 hereof. This Agreement shall not be modified, altered or amended except by a written document signed on behalf of and delivered by both Parties hereto.

20.5 No License

         Except as specifically set forth herein, neither Party is granted any rights or license by implication or otherwise.

20.6 Adverse Event Reporting

         TCS and Novartis shall cooperate with respect to the exchange of adverse event and safety information associated with the Licensed Material and Licensed Products. The cooperation between TCS and Novartis in the exchange of such adverse event and safety information shall be coordinated on the side of Novartis by its central Clinical Safety and Epidemiology organization. Details of the cooperation in the handling of adverse event and safety information related to the Licensed Material and Licensed Products shall be the subject of an addendum agreed upon between the designated primary liaisons of the respective Parties (in the case of TCS, the Vice President for Development, and, in the case of Novartis, Head, Global Clinical Safety and Epidemiology). Said addendum shall be agreed upon no less than thirty (30) days prior to the commencement of the first clinical investigational study of the Licensed Material or a Licensed Product in the Field.

20.7 Waiver

         Any waiver on the part of either Party hereto of any right or interest hereunder shall be effective only if made in writing and shall not (unless expressly so stated) constitute or imply a waiver of any other right or interest, or a subsequent waiver.

20.8 Relationship of the Parties

         Novartis and TCS shall act solely as independent contractors and nothing in this Agreement shall be construed to create a partnership or joint venture or legal entity between TCS and Novartis, nor shall it give either TCS or Novartis the power or authority to act for, bind or commit the other in any way. Neither Party is authorized to make any statement, claims, representations or warranties, or to act on behalf of the other, except as specifically authorized in writing by the other Party. Accordingly, neither Party shall have the right to use or refer to the name, tradenames, trademarks or logo of the other or its Affiliates or agreements with the other without the prior written consent of the other.

20.9 Language

         This Agreement is entered into in the English language. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation hereof into any other language, and this English language version shall be controlling for all purposes.

20.10 Titles

         The titles used herein are for illustration purposes only and shall not be construed as part of this Agreement.

         IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.


T CELL SCIENCES, INC.                             NOVARTIS PHARMA AG



By:  ________________________                     By:  ________________________

Name:  ______________________                     Name:  ______________________

Title:  _____________________                     Title:  _____________________




                                                  By:  ________________________

                                                  Name:  ______________________

                                                  Title:  _____________________